Exhibit 10.5

Dear <first_name> <last_name>:

I am pleased to advise you that the Management Organization & Compensation Committee of the Board of Directors of Crane Co., pursuant to the Company's 2018 Stock Incentive Plan, has granted you a restricted share unit award (“Units”), entitling you to receive a number of shares of common stock of Crane Co. equal to the number of Restricted Share Units set forth below in the event the restrictions under the award lapse and all applicable conditions on the award are satisfied. The key terms of your award are summarized below, but your award is subject to all of the terms and conditions set forth in the attached Annex A, Restricted Share Unit Award – Time Vesting, which is incorporated herein by reference.

Grant Date: <award_date>

# of Restricted Share Units: <shares_awarded>

Vesting:
The award will vest as to 25% of the total award on each of the first, second, third and fourth anniversaries of the Grant Date. The award will also vest prior to the applicable anniversary on death, Permanent Disability or a Qualifying Termination within two years after a Change in Control. Vesting continues per schedule subject to certain conditions in case of Qualifying Retirement. See Section 2 of Annex A.

Dividends:	You will be entitled to receive payments of amounts equal to cash dividends payable on the Company’s stock for any Units prior to the date such Units vest. See Section 2(b) of Annex A.

Settlement:	Upon vesting and meeting all applicable conditions, you will be issued shares of Common Stock representing the number of Units that are deemed to have vested. See Section 3 of Annex A.

Taxation:	Income taxes will be payable upon vesting and settlement of your Units. See Section 10 of Annex A. Income taxes will not be grossed‑up upon vesting.

In conjunction with this share unit award, you are required to sign a Confidentiality & Non-competition agreement which you will receive in a separate email. Please sign, scan and return the Confidentiality & Non-competition agreement to Equityaward@craneco.com.

If Crane Co. is not in receipt of your executed Confidentiality & Non-competition agreement and/or you have not accepted this grant online within 30 days of receipt of this letter, this grant will be null and void.

Your online acceptance of this grant and return of the Confidentiality & Non-competition agreement will constitute a binding agreement for the award set forth and is subject to the terms and conditions set forth in Annex A.

Very truly yours,

Max H. Mitchell
President and Chief Executive Officer

ANNEX A

RESTRICTED SHARE UNIT AWARD
TIME VESTING
UNDER THE CRANE CO. 2018 STOCK INCENTIVE PLAN

DATED AS OF <award_date>

The Company hereby grants to the recipient of the letter of the President and/or Secretary of the Company (“Letter”) to which this Annex A is attached (“Employee”), and the Employee accepts, an award (the “Award”) of a number of Restricted Share Units (“Units”), which represent shares of Crane Co. common stock, par value $1.00 (“Crane Shares”). The Letter and this Annex A together constitute the restricted share unit award agreement between the parties (the “Agreement”).

The Award is granted under, and is subject to, the Crane Co. 2018 Stock Incentive Plan (the “Plan”), which is incorporated herein by reference. Unless otherwise defined herein, all capitalized terms have the meanings ascribed to them in the Plan. A Prospectus for the 2018 Stock Incentive Plan is attached to this Agreement as Annex B.

1. DEFINITIONS

For purposes of the Award, and for purposes of interpreting the terms of the Plan, the following terms shall have the following meanings:

(a)     “Cause” means with respect to the Employee, any of the following as determined by the Company: (i) personal dishonesty or breach of fiduciary duty by the Employee involving personal profit at the expense of the Company; (ii) repeated violations by the Employee of the Employee’s obligations under any written employment or other agreement with the Company which are demonstrably willful and deliberate on the Employee’s part and which are not remedied in a reasonable period of time after receipt of written notice from the Company; (iii) the Employee’s commission of a criminal act related to the performance of the Employee’s duties, or the Employee’s furnishing of proprietary confidential information about the Company to a competitor, or potential competitor, or third party whose interests are adverse to those of the Company; (iv) the Employee’s habitual intoxication by alcohol or drugs during work hours; or (v) the Employee’s conviction of a felony.

(b)    “Change in Control” shall have the meaning set forth in Section 2(e) of the Plan.

(c)    “Committee” shall mean the Management Organization and Compensation Committee of the Company’s Board of Directors.

(d)    “Competition” means the Employee has, in any capacity, directly or indirectly, gone into any business or become employed by or associated with any other business which is in competition with a line of business in which the Employee is employed by the Company or has been employed by the Company within one year prior to the date of the Employee’s termination of employment, in any state within the United States or in any foreign country in which the Company conducts business. In no event shall the Company determine there to be “Competition” solely because the Employee beneficially owns less than 5% of the combined voting power of all issued and outstanding voting securities of a publicly held corporation.

(e)     “Permanent Disability” shall mean a physical or mental disability or infirmity that prevents the performance of an Employee’s services for the Company and its Subsidiaries lasting (or likely to last, based on competent medical evidence presented to the Committee) for a period of six months or longer. The Committee’s determination of Permanent Disability shall be final and shall be based on such competent medical evidence as shall be presented to it by such Employee or by any physician or group of physicians or other competent medical expert employed by the Employee or the Company to advise the Committee.

(f)     “Qualifying Retirement” shall mean the Employee’s termination of employment for any reason other than death, Permanent Disability or Cause upon or after the earlier of the date that the Employee attains (i) age sixty-five (65), or (ii) age sixty-two (62) and would be credited with at least ten (10) “Years of Service” (as defined in Crane Co.’s Pension Plan for All Eligible Employees or the equivalent service term in any successor to the Pension Plan, and regardless of whether the Employee is a participant in such Pension Plan). Notwithstanding the foregoing, if the Employee’s termination of employment during the two-year period following a Change in Control could be treated as either a Qualifying Retirement or a Qualifying Termination, it shall be treated as a Qualifying Termination for purposes of Section 2(a) below.

(g)	“Qualifying Termination” shall mean the Employee’s termination of employment by the Company without Cause.

(h)
“Restriction Period” shall mean a period commencing on the date of the grant and ending as to 25% of the total award on each of the first, second, third, and fourth anniversaries of the date of grant (<award_date>).

2. RESTRICTIONS AND RIGHTS

(a)	During the Restriction Period the Units are subject to forfeiture and may not be sold, transferred, assigned or pledged (the “Restrictions”). The Restrictions on the Units shall automatically lapse:

(i)	as to 25% of the total award on each of the first, second, third, and fourth anniversaries of the date of the award (<award_date>);

(ii)	in the event of the Employee’s Permanent Disability or death; or

(iii)	as may be otherwise provided under the terms of the Plan.

Notwithstanding the foregoing or any other provision of this Award or the Plan to the contrary, if the Employee shall cease to be employed by the Company or by a Subsidiary by reason of a Qualifying Retirement, the Restrictions on the Units shall continue to lapse in accordance with the schedule set forth in this Section 2(a) as if the Employee’s employment had not terminated; provided, however, that to the extent permissible under applicable law, if the Employee engages in Competition at any time before the fourth anniversary of the date of the award, then those Units as to which the Restrictions have not yet lapsed will be forfeited.

In addition, and notwithstanding the foregoing or any other provision of this Award or the Plan to the contrary, in the event of (A) a Change in Control and (B) the Employee’s Qualifying Termination within two years after such Change in Control, the Restrictions on the Units shall automatically lapse upon such Qualifying Termination; provided, however, that if the Employee is otherwise eligible for Qualifying Retirement at the time of such Qualifying Termination, the Restrictions shall instead lapse at the earlier of the events in Section 2(a)(i) or (ii) above as if the Employee’s employment had not terminated but without regard to any requirement to not engage in Competition that would otherwise apply in connection with a Qualifying Retirement.

(b)
During the Restriction Period, the Employee shall have no rights as a stockholder of the Company by virtue of any Unit unless and until such Unit vests and resulting Crane Shares are issued to the Employee; provided, however, that the Employee shall have the right to receive cash payments during the Restriction Period equal to the amount of any dividends and other distributions declared by the Company with respect to the Crane Shares as if the Units had been issued and outstanding shares as of the date of such dividend or other distribution (subject to applicable tax withholding requirements); provided, further, that in the event any shares of common stock or other securities are distributed as a dividend or otherwise with respect to the Crane Shares during the Restriction Period, an additional number of Units shall be credited to the Employee’s account equal to the number of shares of common stock that would have been issued if the Units had been issued and outstanding shares as of the date of such dividend or other distribution and such additional Units shall be subject to the same restrictions as such Units and held or restricted as provided in Section 3.

3. ADMINISTRATION OF UNITS

(a)
The Units granted under this Award shall be reflected in a bookkeeping account maintained by the Company during the Restricted Period. If and when the Restrictions set forth in Section 2 lapse with respect to the Units or such portion of the Units in accordance with the terms of this Award, and upon the satisfaction of all other applicable conditions as to the Units, the Company shall deliver to the Employee one or more stock certificates for such number of unrestricted Crane Shares equal to the number of Units as to which the Restrictions shall have lapsed, registered in the name of the Employee, subject to applicable tax withholding requirements.

(b)
The issuance and delivery of any stock certificates under this Award shall be subject to such stop‑transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which Crane Shares are then listed and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(c)
To the extent that this Agreement or the Plan provide for or otherwise refer to issuance of certificates to reflect the transfer of Crane Shares pursuant to the terms of this Award, the transfer of such shares may be effected, in the Company’s discretion, on a book entry or such other noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange on which such shares are listed.

4. TERMINATION OF EMPLOYMENT

Except as otherwise provided for in Section 2(a), the Employee’s termination of employment during the Restriction Period shall result in the forfeiture of all Units as to which the Restrictions have not lapsed.

5. COVENANTS

(a)    The Employee agrees to be bound by all terms and provisions of the Plan, receipt of a copy of which is acknowledged by the Employee’s signature, and all such provisions are incorporated herein and shall be deemed a part of the Award for all purposes.

(b)     The Employee agrees to provide the Company, when and if requested, with any information or documentation which the Company believes necessary or advisable in connection with the administration of the Plan, including data required to assure compliance with the requirements of the Securities and Exchange Commission, of any stock exchange upon which the Crane Shares are then listed, or of any applicable federal, state or other law.

6. NO COVENANT OF EMPLOYMENT

Neither the granting of any award of Units, nor the execution and delivery of any document evidencing such award, shall constitute, or be evidence of, any agreement or understanding, express or implied, on the part of the Company or its subsidiaries to employ the Employee for any specific period.

7. ADMINISTRATION AND INTERPRETATION OF PLAN
AND AGREEMENT

In the event of any conflict between the terms herein and those of the Plan, the provisions of the Plan shall prevail.

The Committee shall have full authority and discretion, subject only to the terms of the Plan, to decide all matters relating to the administration or interpretation of the Plan and the Award thereunder, and all such action by the Committee shall be final, conclusive, and binding upon the Company and the Employee. The Committee shall have full authority and discretion to modify at any time the Restriction Period, the Restrictions, the other terms and conditions of the Award, the stock certificate legend(s) and any other instrument evidencing this award, provided that no such modification shall increase the benefit under such award beyond that which the Committee could have originally granted at the time of the award, or shall impair the rights of the Employee under such award except in accordance with the Plan, or any applicable agreement or applicable law, or with consent of the Employee.

The Award is deemed to be issued in, and shall be governed by the laws of, the State of Delaware. There have been no representations to the Employee other than those contained herein.

This Agreement sets forth a complete understanding between the parties with respect to its subject matter and supersedes all prior and contemporaneous agreements and understandings with respect thereto. Any modification, amendment or waiver to this Agreement will be effective only if it is in writing signed by the Company and the Employee. The failure of any party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of that or any other provision of this Agreement.

The Company’s obligations under this Agreement shall be unfunded and unsecured, and no special or separate fund shall be established and no other segregation of assets shall be made. The rights of the Employee under this Agreement shall be no greater than those of a general unsecured creditor of the Company. In addition, the Units shall be subject to such restrictions as the Company deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which Common Stock is then listed, any Company policy and any applicable federal or state securities law.

8. AMENDMENT

The terms of the Award shall be subject to the terms of the Plan as the Plan may be amended from time to time by the Board of Directors of the Company unless any Plan amendment by its terms or by its clear intent is inapplicable to the Award.

9. NOTICE

The Company may, in its sole discretion, decide to deliver any documents related to this Award or future Awards that may be granted under the Plan by electronic means or request the Employee’s consent to participate in the Plan by electronic means. The Employee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Any notice which either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as the Company may notify the Employee from time to time; and to the Employee at the Employee’s electronic mail or postal address as shown on the records of the Company from time to time, or at such other electronic mail or postal address as the Employee, by notice to the Company, may designate in writing from time to time.

10.	WITHHOLDING TAXES

Regardless of any action the Company takes with respect to any or all income tax, payroll tax or other tax-related withholding (“Tax-Related Items”), the Employee acknowledges that the ultimate liability for all Tax-Related Items owed by the Employee is and remains the Employee’s responsibility and that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant or vesting of the Units, the subsequent sale of shares acquired upon vesting and the receipt of any dividends or dividend equivalents; and (ii) does not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Employee’s liability for Tax-Related Items.

Prior to vesting of the Units, the Employee shall pay or make adequate arrangements satisfactory to the Company to satisfy all withholding obligations of the Company. In this regard, the Employee authorizes the Company to withhold all applicable Tax-Related Items legally payable by the Employee from the Employee’s wages or other cash compensation paid to the Employee by the Company or from proceeds of the sale of the shares. Alternatively, or in addition, to the extent permissible under applicable law, the Company may (i) sell or arrange for the sale of shares that the Employee acquires to meet the withholding obligation for Tax-Related Items, and/or (ii) withhold in shares, provided that the Company only withholds the amount of shares necessary to satisfy the minimum withholding amount. Finally, the Employee shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of the Employee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue and deliver shares in payment of any earned Units if the Employee fails to comply with the Employee’s obligations in connection with the Tax-Related Items as described in this Section 10.

11. COMPLIANCE WITH SECTION 409A

For purposes of this Award, and solely to the extent necessary or advisable to comply with any applicable requirements of Section 409A of the Code and the regulations thereunder, (i) references to “termination of employment” shall be deemed to mean a “separation from service” as that term is defined under Section 409A of the Code and (ii) references to “Permanent Disability” shall be deemed to mean a “disability” as that term is defined under Section 409A of the Code. Notwithstanding any other provisions of this Agreement to the contrary, and solely to the extent necessary for compliance with Section 409A and not otherwise eligible for exclusion from the requirements of Section 409A, if the Employee becomes entitled to settlement of any Units in connection with the Employee’s termination of employment under Section 2(a)(ii) of this Agreement (other than due to death) and the Employee is deemed to be a “Specified Employee” (as defined under Section 409A of the Code) as of the date of such termination of employment, no settlement or other distribution required to be made to the Employee hereunder (including any payment of cash, any transfer of property and any provision of taxable benefits) shall be made earlier than the date that is six (6) months and one day following the date of the Employee’s termination of employment with the Company.

12. RECOVERY OF COMPENSATION IN CERTAIN CIRCUMSTANCES

Notwithstanding any other provision of this Agreement, if the Committee determines that the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement under the law, whether such noncompliance is the result of misconduct or other circumstances, the Employee shall be required to reimburse the Company for any amounts earned or payable with respect to this Award to the extent required by and otherwise in accordance with applicable law and any Company policies. The Award is also expressly subject to the provisions of Section 12(p) of the Plan (regarding certain compensation recovery policies as may be required by applicable law).

13. DATA PRIVACY

The Employee voluntarily acknowledges and consents to the collection, use, processing and transfer of personal information as described in this Section. The Employee is not obliged to consent to such collection, use, processing and transfer of personal information. However, failure to provide the consent may affect the Employee’s ability to participate in the Plan. The Company and its Subsidiaries hold certain personal information about the Employee, including the Employee’s name, home address, business segment and unit, PeopleSoft ID (if available), hire date, Social Security number or other National ID number, salary, job title, any shares of stock or directorships held in the Company and details of any shares of stock awarded, cancelled, purchased, vested, unvested or outstanding in the Employee’s favor, for the purpose of managing and administering the Plan (“Data”). The Company and its Subsidiaries will transfer Data among themselves as necessary for the purpose of implementation, administration and management of the Employee’s participation in the Plan, and the Company and its Subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area or elsewhere throughout the world in countries that may not provide an equivalent level of data protection to the laws in the Employee’s home country, such as the United States. The Employee understands that the Data will be held only so long as necessary to implement, administer and manage the Employee’s participation in the Plan. The Employee authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Employee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and the subsequent holding of Shares on the Employee’s behalf by a broker or other third party with whom the Employee may elect to deposit any Shares acquired pursuant to the Plan. The Employee understands that the Employee may request a list of names and addressees of any potential recipients of the Data by contacting the Employee’s local human resources department. The Employee may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing consent may affect the Employee’s ability to participate in the Plan.

14. ADDITIONAL ACKNOWLEDGEMENTS

By entering into this Agreement and accepting the Award evidenced hereby, you acknowledge and agree that:

(a)    the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, suspended or terminated by the Company at any time, as provided in the Plan and this Agreement;

(b)    the Award is voluntary and occasional and does not create any contractual or other right to receive future Awards under the Plan, or benefits in lieu of Awards, even if Awards have been awarded repeatedly in the past;

(c)    all decisions with respect to future Awards, if any, will be at the sole discretion of the Company;

(d)    your participation in the Plan shall not create a right to further employment with your actual employer (the “Employer”) and shall not interfere with the ability of the Employer to terminate your employment relationship at any time, with or without cause;

(e)    you are voluntarily participating in the Plan;

(f)    the Award is an extraordinary item, and any amounts received from the Award are outside the scope of your employment contract, if any;

(g)    the Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer or any subsidiary of the Company;

(h)    the Award is not intended to replace any pension rights or compensation;

(i)    in accepting the grant of Units, the Employee expressly recognizes that the Units are an award made solely by the Company, with principal offices at 100 First Stamford Place, Stamford, CT 06902, U.S.A.; the Company is solely responsible for the administration of the Plan and the Employee’s participation in the Plan; in the event that the Employee is an employee of a Subsidiary, the Units and the Employee’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company; furthermore, the Units will not be interpreted to form an employment or service contract with any Subsidiary;

(j)    the future value of the Award is unknown and cannot be predicted with certainty;

(k)    if you receive Crane Shares upon settlement of the Award, the value of those shares may increase or decrease;

(l)    in consideration of the Award, no claim or entitlement to compensation or damages shall arise from the forfeiture, expiration or termination of the Award resulting from your termination of employment with the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, you shall be deemed irrevocably to have waived your entitlement to pursue such claim;

(m)    notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of your employment, your rights under the Award, if any, will terminate at the time and in accordance with the terms set forth in this Agreement and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), your rights under the Award after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when you are no longer actively employed for purposes of the Award;

(n)    it is your sole responsibility to investigate and comply with any exchange control laws applicable to you in connection with the Award or its exercise; and

(o)    the Award and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, takeover or transfer of liability.